Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made as of this 27th day of November 2018, by and between Legacy Housing Corporation, a Delaware corporation having its principal office at 1600 Airport Freeway, #100, Bedford, Texas 76002 (the “Company”) and Curtis D. Hodgson (the “Employee”).

WHEREAS, the Company desires to employ Employee in an executive capacity as Co-Chief Executive Officer on the terms and conditions set forth herein; and the Employee is willing to accept and undertake such employment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the Company and the Employee agree as follows:

1.                                      EMPLOYMENT.  The Company agrees to and does hereby employ the Employee and the Employee agrees to and does hereby accept employment by the Company, as Co-Chief Executive Officer, for a period of time (the “Employment Period”) beginning January 1, 2018 and ending December 31, 2021 (the “Initial Termination Date”).  If not previously terminated, the Employee Period shall automatically be extended for one (1) additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date, unless either party elects not to extend the Employment Period by notifying the other party, in writing, of such election at least sixty (60) days prior to the last day of the then-current Employment Period.

2.                                      DUTIES; FULL-TIME SERVICES.

2.1                               Duties.  The Employee’s responsibilities and duties shall be those which are ordinarily possessed by chief executive officers, including, without limitation, the right to manage and conduct the business of the Company, and shall perform such employment duties in a manner that is usual and customary for such position.  The Employee shall report directly to the Board of Directors of the Company (the “Board of Directors”) and will be subject only to policies adopted by the Company and policies set by the Board of Directors. Employee shall perform such other reasonable and appropriate duties as are assigned to him from time to time by the Board of Directors, provided that such other duties shall not diminish the prestige and responsibilities of Employee’s position. At the request of the Board of Directors, the Employee shall serve the Company and/or any of its subsidiaries and affiliates in other capacities in addition to the foregoing, consistent with the Employee’s position as Co-Chief Executive Officer of the Company.

2.2                               Full-Time Services.  The Employee agrees that during the Employment Period he will devote all of his full business time and energies to his responsibilities for the business and affairs of the Company, and will faithfully and to the best of his ability, discharge those duties to the reasonable satisfaction of the Board of Directors of the Company. During the Employment Period the Employee will not accept other gainful employment or become or remain an officer or director of any other corporation except with the consent of the Board of Directors.

3.                                      COMPENSATION.

3.1                               For all services performed by the Employee for the Company during the Employment Period, the Employee will be compensated as follows:

Salary.  (i) For the three years during which this Agreement is in force, Employee’s annual salary will be $50,000.

3.2                               Other Benefits.  Employee will be entitled to receive such health, death, disability and other insurance benefits, and to participate in such retirement and other plans, as are made available to other executive officers of the Company.

4.                                      DISCHARGE OF EMPLOYEE; RESIGNATION.

4.1                               Termination for Cause.  The Company may discharge the Employee immediately and without notice, during the Employment Period for Cause.  For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events unless, to the extent capable of correction, the Employee fully corrects the circumstances constituting Cause within fifteen (15) days after receipt of the notice of termination: (i) the Employee’s gross misconduct in the performance of his duties with the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness), after written demand for performance is delivered to the Employee by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes the Employee has not performed his duties; (ii) the Employee’s commission of an act of fraud or material dishonesty resulting in reputational, economic or financial injury to the Company; (iii) the Employee’s commission of, including any entry by the Employee of a guilty or no contest plea to, a felony or other crime involving moral turpitude; (iv) a material breach by the Employee of his fiduciary duty to the Company which results in reputational, economic or other injury to the Company; or (v) the Employee’s material breach of his obligations under a written agreement between the Company and the Employee, including, without limitation, such a breach of this Agreement. If the Employee is discharged under this Section 4.1, the Company will have no other liability to the Employee.

4.2                               Termination Not for Cause.  The Employee and the Company expressly agree that nothing in this Agreement shall prohibit the Company from discharging the Employee for any reason, and that any such discharge will not constitute a breach of this Agreement. If the

Company discharges the Employee for any reason other than as set forth in Section 4.1 above, the Company will pay to the Employee, the remaining salary payments due the Employee for the remainder of the Employment Period as set forth in Section 3.1. The Employee shall be paid the foregoing amount periodically, as though he were still on the Company’s payroll. If the foregoing has not been paid in full by the end of the original Employment Period, the full amount will be paid to Employee in lump sum on that date.  In addition, the Company will provide Employee with life and health insurance and such other similar benefits as Employee is receiving upon the date of discharge for the remaining term of the Employment Period.

4.3                               Change of Control.  If there is a Change of Control (as defined below), and subsequent thereto Employee’s employment with the Company terminates within one year after a Change of Control for reasons other than as provided in Section 4.1, the Employee shall be paid an amount equal to 24 month’s compensation at Employee’s rate of pay upon the date of discharge. A Change of Control shall be deemed to have occurred at such time as any person, other than the Company, or Curtis D. Hodgson or Kenneth E. Shipley (including their respective affiliates), purchases “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, 30% or more of the combined voting power of voting securities then ordinarily having the right to vote for directors of the Company.

5.                                      CONFIDENTIALITY.

5.1                               As used in this Agreement, “Confidential Information” means trade secrets and any other proprietary or confidential information that derives independent economic value to the Company from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and that is the subject of efforts by the Company that are reasonable under the circumstances to maintain its secrecy. Confidential

Information may include, but not be limited to, inventions, disclosures, processes, systems, know-how, methods, techniques, drawings, applications, solutions, materials, devices, research activities and plans, scientific data, specifications, costs of production, prices, promotional methods, financial information, marketing plans or customer and supplier information.

The Employee agrees that any Confidential Information which Employee may acquire in the course of employment with the Company, shall be regarded as held by him in a fiduciary capacity solely for the benefit of the Company, and shall not at any time, either during the term of this Agreement or thereafter, be disclosed, divulged, furnished or made available to any third party or be otherwise used by Employee other than in the regular course of business of the Company. Information or collections of information shall be considered covered by the preceding sentence if not known by the public generally, even though portions of such information may be publicly available or may be available to certain third parties pursuant to arrangements with the Company.

5.2                               Upon termination of his employment with the Company, the Employee will deliver to the Company all writings relating to or containing Confidential Information, including without limitation, notes, memoranda, letters, drawings, diagrams, printouts, computer tapes, computer disks, and any other form of recorded information.

6.                                      DEVELOPMENTS.  Employee agrees promptly to disclose to the Company all inventions, improvements, enhancements, discoveries and developments which are within the scope of the Company’s business during the Employment Period and which are made, developed, or conceived by him, either solely or jointly with others, during the Employment Period. All such inventions, improvements, enhancements, discoveries and developments shall become and remain the property of the Company, whether or not patent or copyright applications are filed thereon or with respect thereto, and the Employee, in consideration for the execution of this Agreement and his employment by the Company, hereby sells, assigns and transfers to the Company all right, title and interest in and to such inventions, improvements, enhancements, discoveries and developments and further agrees that he will cooperate fully and unconditionally in all reasonable requests by the Company in furtherance of protecting, developing or exploiting commercially any inventions, improvements, enhancements, discoveries and developments disclosed pursuant to this Section 7. Further, Employee agrees that he will promptly execute all necessary documents requested of him by the Company incidental to any patent or copyright applications, assignments, powers of attorney and all other documents and do such other things as, in the opinion of counsel for the Company, may be necessary or useful for the full enjoyment thereof throughout the world by the Company and its designees.

7.                                      NON-SOLICITATION; NON-COMPETITION.

7.1                               Non-Solicitation.  In addition to the limitations contained in Section 2, the Employee agrees that during the term of this Agreement, and for a period of two years after termination of this Agreement, that he will not directly or indirectly solicit for employment any person employed by the Company or, at the end of the Employment Period, any person being recruited by the Company. In the event of breach of this covenant not to compete, the parties acknowledge that the Company may be irreparably damaged and may not have an adequate remedy at law. The Company may therefore obtain injunctive relief, without the necessity of posting a bond, for any breach or threatened breach of this covenant.

7.2                               Non-Competition.  Employee agrees that for a period of one year after termination of his employment with the Company he will not compete, directly or indirectly, with the Company in fields of business in which the Company is engaged as of the date of the termination of his employment. For purposes of this Section 7.2 direct competition means designing, developing, producing or selling products competitive with those of the Company. Indirect competition means accepting employment, and performing the same or similar functions as Employee performs for the Company, with a third party which provides products competitive with the Company’s products.

8.                                      ABILITY TO PERFORM.  The Employee hereby represents and warrants to the Company that he is under no legal disability and has entered into no agreements which in any way limit or render the Employee incapable of performing his obligations under this Agreement or his fiduciary duties as the Co-Chief Executive Officer of the Company. The Employee further covenants that his obligations as the Co-Chief Executive Officer will not impair his ability to carry out this Agreement or his fiduciary duties as chief executive officer of the Company by entering into any agreement or in any way assisting others, directly or indirectly, to enter into any agreement which will violate the nondisclosure, noncompetition and confidentiality provisions of this Agreement.

9.                                      SURVIVAL OF OBLIGATIONS.  The covenants and agreements set forth in this Agreement shall survive any termination of this Agreement and remain in full force and effect regardless of the cause of the termination to the full extent necessary to protect the interest of the party in whose favor they run.

10.                               ASSIGNABILITY OF AGREEMENT.

10.1                        By Employee.  Except as otherwise provided in this Agreement, the Employee shall not be entitled to assign (voluntarily or involuntarily, by operation of law or otherwise) any of his rights under this Agreement, nor delegate any of his duties or obligations under this Agreement, without the prior written consent of the Company.

10.2                        By the Company.  The benefits hereunder with respect to the rights of the Company to the services of the Employee may be assigned by the Company, with the consent of the Employee, to any other company or other business entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the assets of the Company or to a company controlled by it, or controlling it, or under common control with it; provided, however, that the obligations and liabilities of the Company under this Agreement shall be binding upon any such successors in interest or transferees.

11.                               NOTICES.  All notices, consents, waivers or demands of any kind which either party to this Agreement may be required or may desire to serve on the other party in connection with this Agreement, shall be in writing and may be delivered by personal service or sent by facsimile or email or sent by registered or certified mail, return receipt requested, with postage thereon fully prepaid. All such communications shall be addressed as follows:

Corporation:	Legacy Housing Corporation
1600 Airport Freeway, #100
Bedford, Texas 76002

with copies to:	Neal Suit, Esq., General Counsel
Legacy Housing Corporation
1600 Airport Freeway, #100
Bedford, Texas 76002

and

Spencer G. Feldman, Esq.
Olshan Frome Wolosky LLP
1325 Avenue of the Americas, 15th Floor
New York, New York 10019

Employee:	Curtis D. Hodgson

If sent by facsimile or email, a confirmed copy of such facsimile or email notice shall promptly be sent by mail (in the manner provided above) to the addresses. Service of any such communication made only by mail shall be deemed complete on the date of actual delivery as shown by the addressee’s registry or certification receipt or at the expiration of the third (3rd) business day after the date of mailing, whichever is earlier in time. Either party thereto may from time to time, by notice in writing served upon the other as aforesaid, designate a different mailing address or a different person to which such notices or demands are thereafter to be addressed or delivered. Nothing contained in this Agreement shall excuse either party from giving oral notice to the other when prompt notification is appropriate, but any oral notice given shall not satisfy the requirement of written notice as provided in this Section.

12.                               SUPERSEDES OTHER AGREEMENTS.  This Agreement supersedes and replaces all prior negotiations, proposed agreements and agreements, written or oral.

13.                               GOVERNING LAW.  This Agreement shall be interpreted and enforced according to the laws of the State of Delaware (regardless of that jurisdiction’s or any other jurisdiction’s choice of law principles).

14.                               SEVERABILITY.  If any provision of this Agreement is or becomes or is deemed invalid, illegal, or unenforceable in any jurisdiction, (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken, (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction, and (c) the remainder of this Agreement will remain in full force and effect.

15.                               DEATH OR DISABILITY OF EMPLOYEE.  Employee’s death or disability shall be considered an involuntary termination of this Agreement, and Employee, or Employee’s representative, shall be entitled to all payments described in Section 3.

16.                               COUNTERPARTS.  This Agreement may be executed in two original counterparts. Both counterparts shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have entered into the above Agreement as of the day and year first above written.

/s/ Curtis D. Hodgson
Curtis D. Hodgson

LEGACY HOUSING CORPORATION

By:	/s/ Kenneth E. Shipley
	Name:	Kenneth E. Shipley
	Title:	Co-Chief Executive Officer